Exhibit 5.2

[Letterhead of Mayer, Brown, Rowe & Maw LLP]

July 28, 2004

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as counsel for the underwriters in connection with the issuance and sale by Marshall & Ilsley Corporation (the “Company”) of up to 16,000,000 equity units of the Company (the “SPACES”), offered pursuant to a prospectus supplement dated July 26, 2004 (the “Prospectus Supplement”) to the prospectus dated June 25, 2004 (the “Prospectus”) as filed as a part of the registration statement on Form S-3 (File No. 333-116138) (the “Registration Statement”) with the Securities and Exchange Commission on June 24, 2004, pursuant to the Underwriting Agreement (the “Underwriting Agreement”) by and among the Company, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., as representatives of the several underwriters named in Schedule 1 thereof. We are rendering this opinion at your request.

The SPACES consist of (1) a contract (the “Purchase Contract”) to purchase the Company’s common stock, $1.00 par value (the “Common Stock”), and (2) a 1/40, or 2.5%, undivided beneficial interest in a preferred security (the “STACKS”) of M&I Capital Trust B, a Delaware statutory trust (the “Trust”). The SPACES and the Purchase Contracts will be issued pursuant to a Stock Purchase Contract Agreement (the “Purchase Contract Agreement”) between the Company and BNY Midwest Trust Company, as stock purchase contract agent (the “Purchase Contract Agent”). The STACKS will be issued pursuant to the Amended and Restated Trust Agreement (the “Trust Agreement”) by and among the Company, BNY Midwest Trust Company, as property trustee (the “Trustee”), the Bank of New York (Delaware), as Delaware trustee, the administrative trustees named therein and the holders, from time to time, of the undivided beneficial interests in the assets of the Trust. The STACKS will be guaranteed by the Company pursuant to the Guarantee Agreement (the “Guarantee”) by and between the Company and BNY Midwest Trust Company, as guarantee trustee. The STACKS will be pledged for our benefit pursuant to a Pledge Agreement (the “Pledge Agreement”) to secure the obligations of the holders under the Purchase Contracts. The Company will issue to the Trust junior subordinated debt securities (the “Debt Securities”) pursuant to a Supplemental Indenture (the “Supplemental Indenture”) to an Indenture dated as of June 1, 2004 (as so supplemented, the “Indenture”) between the Company and BNY Midwest Trust Company, as trustee.

Marshall & Ilsley Corporation

July 28, 2004

We have reviewed the following documents: (a) the Company’s Restated Articles of Incorporation and By-Laws, each as amended to date; (b) resolutions of the Board of Directors adopted on May 28, 2004 and resolutions of the Pricing Committee of the Board of Directors adopted on July 26, 2004 authorizing the issuance of the SPACES; (c) the Prospectus and Prospectus Supplement; (d) the forms of certificates representing the SPACES and the forms of Purchase Contract Agreement, Pledge Agreement, Trust Agreement, Guarantee, Debt Securities and Indenture; and (e) such other documents and matters as we have deemed necessary or advisable in order to render our opinion.

In rendering our opinion, we have assumed the genuineness of all signatures on original or certified copies, the authenticity of all documents submitted to us as originals and the conformity to originals or certified copies of all copies submitted to us as certified or reproduction copies. We have also assumed that the form of certificates representing the SPACES and the forms of Purchase Contract Agreement, Pledge Agreement, Trust Agreement, Guarantee, Debt Security and Indenture will be properly executed in substantially the form reviewed by us. We have assumed the due authorization of the foregoing documents as a matter of Wisconsin and Delaware law, as the case may be.

Based on the foregoing, we are of the opinion that:

(1) The SPACES, when duly executed by the Company, authenticated by the Purchase Contract Agent in accordance with the Purchase Contract Agreement and delivered by the Company against payment of consideration therefor as provided in the Underwriting Agreement, will be constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(2) When the SPACES of which the Purchase Contracts constitute a component are duly executed by the Company, authenticated by the Purchase Contract Agent in accordance with the Purchase Contract Agreement and delivered by the Company against payment of the consideration therefor as provided in the Underwriting Agreement, the Purchase Contracts will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3) When duly executed by the Trustee and the Company, the Guarantee will constitute a valid and legally binding obligation of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Marshall & Ilsley Corporation

July 28, 2004

(4) When duly executed, authenticated and delivered in accordance with the Indenture, the Debt Securities will constitute valid and legally binding obligations of the Company and entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of delivery of any such securities described above, such securities shall have been duly issued and sold as contemplated in the Registration Statement pursuant to the Prospectus and Prospectus Supplement. We have also assumed that the issuance and sale of such securities will not violate any law or result in a default or breach of any agreement or instrument binding upon the Company or any of its subsidiaries and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

We are admitted to practice law in the State of New York and we express no opinions as to matters under or involving any laws other than the laws of the State of New York.

Godfrey & Kahn, S.C. is hereby permitted to rely on this opinion as to the matters set forth in this opinion. We consent to the filing of this opinion as an exhibit to the registration statement covering the sale of the Securities and to the reference to our firm under the caption “Legal Matters” contained therein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ MAYER, BROWN, ROWE & MAW LLP
Mayer, Brown, Rowe & Maw LLP